The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

FINAL TERMS OF THE NOTES

The Saxon Asset Securities Trust 2006-3 will issue on the closing date the classes of notes listed in the table below and two residual interest certificates, the class x certificate and the ownership certificate, evidencing the entire equity interest in the issuing entity, which certificates are not offered by the prospectus supplement. Only the classes of notes listed in the tables below are offered by the prospectus supplement.

Class	Class Principal Balance(1)	Initial Interest Rate(2)	Interest Rate Formula (until Optional Call Date)(3)	Interest Rate Formula (after Optional Call Date) (4)	Principal Type	Interest Type	Initial Ratings(6) S&P Moody’s
A-1	$491,450,000	5.38%	LIBOR plus 0.06%	LIBOR plus 0.12%	Senior Sequential(5)	Variable Rate	AAA	Aaa
A-2	$110,900,000	5.43%	LIBOR plus 0.11%	LIBOR plus 0.22%	Senior Sequential(5)	Variable Rate	AAA	Aaa
A-3	$192,000,000	5.49%	LIBOR plus 0.17%	LIBOR plus 0.34%	Senior Sequential(5)	Variable Rate	AAA	Aaa
A-4	$66,395,000	5.56%	LIBOR plus 0.24%	LIBOR plus 0.48%	Senior Sequential(5)	Variable Rate	AAA	Aaa
M-1	$43,450,000	5.63%	LIBOR plus 0.31%	LIBOR plus 0.47%	Subordinate	Variable Rate	AA+	Aa1
M-2	$39,600,000	5.64%	LIBOR plus 0.32%	LIBOR plus 0.48%	Subordinate	Variable Rate	AA+	Aa2
M-3	$24,200,000	5.66%	LIBOR plus 0.34%	LIBOR plus 0.51%	Subordinate	Variable Rate	AA	Aa3
M-4	$23,100,000	5.70%	LIBOR plus 0.38%	LIBOR plus 0.57%	Subordinate	Variable Rate	AA-	A1
M-5	$20,900,000	5.72%	LIBOR plus 0.40%	LIBOR plus 0.60%	Subordinate	Variable Rate	A+	A2
M-6	$18,700,000	5.78%	LIBOR plus 0.46%	LIBOR plus 0.69%	Subordinate	Variable Rate	A	A3
B-1	$20,350,000	6.12%	LIBOR plus 0.80%	LIBOR plus 1.20%	Subordinate	Variable Rate	A-	Baa1
B-2	$17,050,000	6.37%	LIBOR plus 1.05%	LIBOR plus 1.58%	Subordinate	Variable Rate	BBB+	Baa2
B-3	$10,450,000	7.32%	LIBOR plus 2.00%	LIBOR plus 3.00%	Subordinate	Variable Rate	BBB	Baa3
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(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date, which is expected to be October 10, 2006.
(3)
Reflects the summary interest rate formula up to and including the initial clean-up call date. Subject to the available funds rate and the fixed rate cap, as described in the prospectus supplement under “Summary of Terms — Interest Payments.” LIBOR means one-month LIBOR calculated as described under “Description of the Notes — Calculation of One-Month LIBOR.”

(4)
Reflects the summary interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer at the initial clean-up call date as described in the prospectus supplement under “The Agreements — Early Redemption.” Subject to the available funds rate and the fixed rate cap, as described in the prospectus supplement under “Summary of Terms — Interest Payments.” LIBOR means one-month LIBOR calculated as described under “Description of the Notes — Calculation of One-Month LIBOR.”

(5)
On any payment date on which the overcollateralization amount has been reduced to zero and either (i) the aggregate principal amount of the Class M notes and the Class B notes has been reduced to zero or (ii) the aggregate principal amount of the Class M notes and the Class B notes is less than or equal to the principal deficiency amount (as defined herein), the Class A notes will be allocated principal on a pro rata rather than a sequential basis.

(6)	It is a condition of the issuance of the notes that they receive ratings no lower than those set forth above.

The notes will also have the following characteristics:

Class	Record Date (1)	Delay/Accrual Period(2)	Interest Accrual Convention	Legal Maturity Date	Minimum Denomination	Incremental Denomination	CUSIP Number
A-1	PD	0 day	Actual/360	November 2036	$25,000	$1,000	80556A AA 5
A-2	PD	0 day	Actual/360	November 2036	$25,000	$1,000	80556A AB 3
A-3	PD	0 day	Actual/360	November 2036	$25,000	$1,000	80556A AC 1
A-4	PD	0 day	Actual/360	November 2036	$25,000	$1,000	80556A AD 9
M-1	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AE 7
M-2	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AF 4
M-3	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AG 2
M-4	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AH 0
M-5	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AJ 6
M-6	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AK 3
B-1	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AL 1
B-2	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AM 9
B-3	PD	0 day	Actual/360	November 2036	$100,000	$1,000	80556A AN 7
(1) PD = For any payment date, the close of business on the business day immediately before that payment date.
(2) 0 day = For any payment date, the interest accrual period will be the period beginning on the immediately preceding payment date (or October 10, 2006 in the case of the first interest accrual period) and ending on the calendar day immediately before the related payment date.